Exhibit 3.83

ARTICLES OF ORGANIZATION FOR FLORIDA LIMITED LIABILITY COMPANY

ARTICLE I - Name:

The name of the Limited Liability Company is:

HVO Key West Holdings, LLC
(Must end with the words “Limited Liability Company, “L.L.C.,” or “LLC.”)

ARTICLE II - Address:

The mailing address and street address of the principal office of the Limited Liability Company is:

Principal Office Address:	Mailing Address:

6262 Sunset Drive	6262 Sunset Drive
Miami, FL 33143	Miami, FL 33143

ARTICLE III - Registered Agent, Registered Office, & Registered Agent’s Signature:

(The Limited Liability Company cannot serve as its own Registered Agent. You must designate an individual or another business entity with an active Florida registration.)

The name and the Florida street address of the registered agent are:

Corporate Creations Network Inc.
Name

11380 Prosperity Farms Road, #221E
Florida street address (P.O. Box NOT acceptable)

Palm Beach Gardens	FL	33143
City	State	Zip

Having been named as registered agent and to accept service of process for the above stated limited liability company at the place designated in this certificate, I hereby accept appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent as provided for in Chapter 605, F.S.

/s/ Timothy Pratte, Special Secretary
Registered Agent’s Signature (REQUIRED)

(CONTINUED)

ARTICLE IV -

The name and address of each person authorized to manage and control the Limited Liability Company:

Title	Name and Address

“AMBR” = Authorized Member	HV Global Marketing Corporation
“MGR” = Manager	6262 Sunset Drive
AMBR	Miami, FL 33143

(Use attachment if necessary)

ARTICLE V:  Effective date, if other than the date of filing:                      (OPTIONAL)

(If an effective date is listed, the date must be specific and cannot be more than five business days prior to or 90 days after the date of filing.)

Note:  If the date inserted in this block does not meet the applicable statutory filing requirements, this date will not be listed as the document’s effective date on the Department of State’s records.

ARTICLE VI:  Other provisions, if any:

REQUIRED SIGNATURE:

/s/ Victoria J. Kincke
Signature of a member or an authorized representative of a member.

This document is executed in accordance with section 605.0203 (1) (b), Florida Statutes. I am aware that any false information submitted in a document to the Department of State constitutes a third degree felony as provided for in s.817.155, F.S.

Victoria J. Kincke
Typed or printed name of signee

Filing Fees

$125.00 Filing Fee for Articles of Organization and Designation of Registered Agent

$ 30.00 Certified Copy (Optional)

$   5.00 Certificate of Status (Optional)